UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 6, 2014

TOYOTA MOTOR CREDIT CORPORATION

(Exact name of registrant as specified in its charter)

California	1-9961	95-3775816

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19001 S. Western Avenue Torrance, California		90501

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:     (310) 468-1310

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD

On April 28, 2014, Toyota Financial Services (“TFS”)  issued a press release announcing that it would relocate its North American headquarters to North Dallas (Plano), Texas. TFS is a service mark used by Toyota Motor Credit Corporation (the “Company”). The press release of TFS is furnished as Exhibit 99.1 hereto. The information in this item 7.01 and the attached exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01  Other Events

On April 28, 2014, TFS issued a press release announcing that, as part of Toyota Motor Corporation’s planned consolidation of its three separate North American headquarters for manufacturing, sales and marketing to a single new headquarters facility in Plano, Texas, the Company’s corporate headquarters would move from its current location in Torrance, California, to Plano, Texas, beginning in 2017. The Company does not expect that the relocation of its headquarters will change the Company’s corporate or leadership structure.

We note that there are uncertainties related to the relocation. The Company can give no assurance that the relocation will be completed as planned or within the expected timing.  In addition, the pending relocation may involve significant cost to the Company and the expected benefits of the move may not be fully realized due to associated disruption to operations and personnel.

Item 9.01  Exhibits

Exhibit 99.1   Press Release of Toyota Financial Services

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOYOTA MOTOR CREDIT CORPORATION

Date: May 6, 2014	By:	/s/ Christopher Ballinger
Christopher Ballinger Senior Vice President & Chief Financial Officer